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                                                                   EXHIBIT 10.12

           GENERAL INSTRUMENT CORPORATION DEFERRED COMPENSATION PLAN

ARTICLE 1--INTRODUCTION

1.1 PURPOSE OF PLAN--AMENDMENT AND RESTATEMENT

    NextLevel Systems, Inc. adopted the NextLevel Deferred Compensation Plan ("NextLevel Plan") effective July 1, 1997. Effective as of February 2, 1998, NextLevel Systems, Inc. changed its name to General Instrument Corporation. This General Instrument Corporation Deferred Compensation Plan is a successor to the NextLevel Plan. The Plan provides a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation.

    Effective as of the distribution by General Instrument Corporation ("Old GI") of all its shares of stock of NextLevel Systems, Inc. (the "Spinoff"), the NextLevel Plan assumed the liabilities from the GI Deferred Compensation Plan ("Old GI Plan") with respect to participants in the Old GI Plan as of the date of the Spinoff whose employment after the Spinoff was with the business of NextLevel Systems, Inc. As of the Spinoff, assets were to be transferred from the trust maintained in connection with the Old GI Plan to the Trust maintained in connection with the Plan, in an amount equal to the liabilities transferred from the Old GI Plan to the Plan. Effective as of February 2, 1998, the liabilities of the NextLevel Plan are transferred to and assumed by the Plan.

1.2 STATUS OF PLAN

    The Plan is intended to be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

ARTICLE 2--DEFINITIONS

    Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 ACCOUNT means, for each Participant, the bookkeeping account established for his or her benefit under Section 5.1.

2.2 CHANGE OF CONTROL has the meaning set forth in the NextLevel Systems, Inc. 1997 Long-Term Incentive Plan (now renamed the General Instrument Corporation 1997 Long-Term Incentive Plan).

2.3 CODE means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.4 COMPANY means on and after February 2, 1998, General Instrument Corporation (and prior to February 2, 1998, NextLevel Systems, Inc.) and any successor to all or a major portion of the Company's assets or business which assumes the obligations of the Company, and each other entity that is affiliated with the Company which adopts the Plan with the consent of the Company. With respect to any Participant, the "Company" shall mean the entity by which he is employed.

2.5 COMPENSATION means base salary payable to a Participant by the Company or an affiliate, and any bonuses earned by a Participant under the Company's annual management incentive plan.

2.6 EFFECTIVE DATE of this amendment and restatement is February 2, 1998. The Plan was originally effective July 1, 1997.

2.7 ELECTION FORM means the participation election form as approved and prescribed by the Plan Administrator.
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2.8 ELECTIVE DEFERRAL means the portion of Compensation which is deferred by a
Participant under Section 4.1.

2.9 ELIGIBLE EMPLOYEE means each employee of the Company who is at a salary level of Grade 16 or higher.

2.10 ERISA MEANS the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.11 INSOLVENT means either (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.12 PARTICIPANT means any individual who participates in the Plan in accordance with Article 3.

2.13 PLAN means the General Instrument Corporation Deferred Compensation Plan as set forth herein and all amendments thereto.

2.14 PLAN ADMINISTRATOR means the person, persons or entity designated by General Instrument Corporation from time to time to administer the Plan and to serve as the agent for the Company with respect to the Trust as contemplated by the agreement establishing the Trust. If no such person or entity is so serving at any time, General Instrument Corporation shall be the Plan Administrator.

2.15 PLAN YEAR means the 12-month period beginning January l and ending December 31.

2.16 TOTAL AND PERMANENT DISABILITY means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Plan Administrator.

2.17 TRUST means the applicable trust established by General Instrument Corporation or an affiliate thereof that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

2.18 TRUSTEE means the trustee or trustees under the Trust.

ARTICLE 3--PARTICIPATION

3.1 COMMENCEMENT OF PARTICIPATION

    Any individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1.

3.2 CONTINUED PARTICIPATION

    A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4--ELECTIVE DEFERRALS

4.1 ELECTIVE DEFERRALS

    Any individual who becomes an Eligible Employee after June 30, 1997 may, by completing an Election form and filing it with the Plan Administrator within 30 days after becoming an Eligible Employee, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are earned and payable to the Participant after the date on which the

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individual files the Election Form; provided that such Participant may not elect to defer any part of his or her bonus payable in any Plan Year, after November
15 of the year preceding such Plan Year.

    Any Eligible Employee who has not otherwise initially elected to defer Compensation in accordance with this paragraph 4.1 may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election form, with respect to base salary, prior to the first day of such succeeding Plan Year, or with respect to bonus deferral, before November 15 of the year preceding such Plan Year.

    A Participant may elect to defer only up to 50% of base salary and up to 100% of any bonuses earned under the Company's annual management incentive plan for any Plan Year. Base salary is determined before giving effect to Elective Deferrals and other salary reduction amounts which are not included in the Participant's gross income under Code sections 125, 401(k), 402(h) or 403(b).

    A Participant's Compensation shall be reduced in accordance with the Participant's election hereunder and amounts deferred hereunder shall be paid by the Company to the Trust once per month and credited to the Participant's Account as of the date the amounts are received by the Trustee. Elective Deferrals shall not be in effect for any Participant during any period in which such Participant is eligible to receive benefits under the Company's Long Term Disability policy.

    An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for only such Plan Year. An Eligible Employee must make a new deferral election as of the first day of any Plan Year by giving written notice to the Plan Administrator, with respect to base salary deferral, before such first day or with respect to bonus deferral, before November 15 of the year preceding such Plan Year (or, in each case, any such earlier date as the Plan Administrator may prescribe.)

ARTICLE 5--ACCOUNTS

5.1 ACCOUNTS

    The Plan Administrator shall establish a bookkeeping Account for each Participant reflecting Elective Deferrals made for the Participant's benefit together with any adjustments for income, gain or loss and any payments from the Account. The Plan Administrator may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant's Account. The Plan Administrator shall establish sub-accounts for each Participant that has more than one election in effect under Section 7.1 and such other sub-accounts as are necessary for the proper administration of the Plan. As of the last business day of each calendar quarter, the Plan Administrator shall provide the Participant, as soon as practicable after the end of such quarter, with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.

5.2 INVESTMENTS

    The assets of the Trust shall be invested in such investments as the Trustee shall determine. The Trustee may (but is not required to) consider the Company's or a Participant's investment preferences when investing the assets attributable to a Participant's Account. A Participant, at the time of making a deferral election, may designate the rate of return to be credited to his accounts from among options offered by the Company. A Participant (or the beneficiary or legal representative of a deceased Participant) may change such designated rate of return, effective as of the first business day of any calendar quarter, by filing a written election specifying the change with the Plan Administrator no later than the fifteenth day of the month preceding the first month of such calendar quarter. Such designations shall not obligate the Company or the Trustee to set aside or invest assets designed to provide such rate of return.

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ARTICLE 6--VESTING

6.1 GENERAL

    A Participant shall be immediately vested in, i.e., shall have a nonforfeitable right to, all Elective Deferrals, and all income and gain attributable thereto, credited to his or her Account.

ARTICLE 7--PAYMENTS

7.1 ELECTION AS TO TIME AND FORM OF PAYMENT

    A Participant shall elect irrevocably on the Election Form the date at which the Elective Deferrals (including any earnings attributable thereto) will commence to be paid to the Participant. Such date must be at least five years following the date at which such Elective Deferrals commence. The Participant shall also elect thereon for payments to be paid in either:

     a. a single lump deferrals sum; or

     b. annual installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid ("Annual Installments").

    Each such election will be effective only for deferrals (including any earnings or losses attributable thereto) for the Plan Year for which it is made. Except as provided in Sections 7.2, 7.3, 7.4, or 7.5, payment of a Participant's Account shall be made in accordance with the Participant's elections under this
Section 7.1.

7.2 CHANGE OF CONTROL

    The Plan will terminate upon a Change of Control. Immediately prior to the consummation of a transaction resulting in a Change of Control or, if not possible, as soon as possible following a Change of Control, each Participant shall be paid his or her entire Account balance in a single lump sum.

7.3 TERMINATION OF EMPLOYMENT PRIOR TO RETIREMENT AGE

    Upon termination of a Participant's employment for any reason including Total and Permanent Disability, but other than death, prior to the attainment of the Retirement Age, which is age 55, the Participant's entire Account shall be paid to the Participant, according to the Participant's irrevocable election on the Election Form, in a single lump sum as soon as practicable following the end of the quarter in which such termination occurs (and valued as of the last business day of such quarter), or in Annual Installments over a period elected by the Participant up to 10 years, commencing the year immediately following the year in which such termination occurs (with each distribution valued as of the last day of the calendar quarter preceding the date of distribution).

7.4 DEATH

    If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid, according to the Participant's irrevocable election on the Election Form, to the Participant's designated beneficiary or beneficiaries, in a single lump sum as soon as practicable following the end of the quarter in which death occurs (and valued as of the last business day of such quarter), or in Annual Installments over a period elected by the Participant up to 10 years, commencing the year immediately following the year in which death occurs (with each distribution valued as of the last day of the calendar quarter preceding the date of distribution).

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    Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on a designation/change of beneficiary form filed with the Plan Administrator and may be changed by the Participant at any time by filing another designation/change of beneficiary form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse, or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant's estate.

7.5 UNFORESEEN EMERGENCY

    If a Participant suffers an unforeseen emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of his or her Account which the Plan Administrator determines is necessary to satisfy the emergency need, including at the discretion of the Plan Administrator any amounts necessary to pay any federal, state and local income taxes reasonably anticipated to result from the distribution.

    A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. For purposes of this paragraph, "unforeseen emergency" means an immediate and heavy financial need resulting from any of the following:

     a. expenses which are not covered by insurance and which the Participant or his or her spouse or dependent has incurred as a result of sudden and unexpected illness or accident; or

     b. expenses which are not covered by insurance and which the Participant or his or her spouse or dependent has incurred or must incur as a result of a casualty loss.

7.6 TAXES

    All federal, state and local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

7.7 CLAIMS PROCEDURE

    A Participant or beneficiary (a "Claimant") entitled to benefits may file a claim for such benefits with the Plan Administrator, in such form as permitted by the Plan Administrator. The claim will be evaluated and a decision rendered within ninety (90) days, unless special circumstances require an additional ninety (90) day extension of time.

    A Claimant shall be given written notice of whether the claim is granted or denied, in whole or in part, including (1) specific reasons for the denial, (2) references to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and explanation as to why necessary, and (4) the Claimant's right to seek review of the denial.

    If denied, in whole or in part, the Claimant may make a written request for review of such denial to the Plan Administrator, within 60 days after receipt of the denial, and may include pertinent documents, issues and comments to aid the Plan Administrator. The request will be evaluated and a decision rendered within sixty (60) days, unless special circumstances require an additional sixty (60) day extension of time. The written decision will specify reasons for the decision and references to Plan provisions upon which the decision is based.

    A Claimant who fails to file a claim, or submit a request for review of an initial claim shall have no right to review and shall have no right to bring action in any court. The denial of the claim shall be final and binding on all persons for all purposes.

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7.8 SECTION 162(M) LIMITATIONS

    In the event that any amount to be paid pursuant to Section 7.1, 7.3, 7.4 or
7.5 would, in the Company's judgment, result in the non-deductibility, under
Section 162(m) of the Code, of any portion of such Participant's income payable by or attributable to the Company for the year in which such amount is to be paid, such amount shall not be paid in such year. Such nondeductible amount shall be payable in the following calendar year, as an addition to the annual installment scheduled to be paid in such following calendar year, if applicable, subject to the provisions of this Section 7.8.

ARTICLE 8--PLAN ADMINISTRATOR

8.1 PLAN ADMINISTRATION AND INTERPRETATION

    The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. In such case, General Instrument Corporation will appoint an individual to act as Plan Administrator to take such actions. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Company or the Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2 POWERS, DUTIES, PROCEDURES, ETC.

    The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

8.3 INFORMATION

    To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

8.4 INDEMNIFICATION OF PLAN ADMINISTRATOR

    The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual, whether a present or former employee, who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by General Instrument Corporation) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

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ARTICLE 9--AMENDMENT AND TERMINATION

9.1 AMENDMENTS

    General Instrument Corporation shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing which has been executed on its behalf by its Chief Executive Officer or his delegate designated in writing, with or without the specific approval of the board of directors.

9.2 TERMINATION OF PLAN

    This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by an Eligible Employee (or other employee). General Instrument Corporation reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on its behalf by its Chief Executive Officer or his delegate designated in writing, with or without the specific approval of the board of directors. In addition, the Plan shall terminate upon a Change of Control in accordance with Section 7.2. Upon termination other than pursuant to Section 7.2, General Instrument Corporation may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) amend the Trust as provided therein to require prompt payment to Participant's (or their beneficiaries) of the balance of their Accounts.

9.3 EXISTING RIGHTS

    No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 10--MISCELLANEOUS

10.1 NO FUNDING

    The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2 NON-ASSIGNABILITY

    None of the benefits, payments, proceeds or claims of any participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

10.3 LIMITATION OF PARTICIPANT'S RIGHTS

    Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Company, or interfere in any way with the right of the Company to terminate the employment of a Participant in the Plan at any time, with or without cause.

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10.4 PARTICIPANTS BOUND

    Any action with respect to the Plan taken by General Instrument Corporation, the Plan Administrator or the Company or the Trustee or any action authorized by or taken at the direction of the General Instrument Corporation, the Plan Administrator, the Company or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5 RECEIPT AND RELEASE

    Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in satisfaction of claims against the Company, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability, including minority, to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Company or the Trustee to follow the application of such funds.

10.6 GOVERNING LAW

    The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Pennsylvania. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7 HEADINGS AND SUBHEADINGS

    Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
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
Dated: 2 March, 1998                         GENERAL INSTRUMENT CORPORATION

                                                               By:

                                                               /s/ SCOTT CRUM

                                                               ------------------------------------------

                                                               Name: Scott Crum

                                                               Title:  VICE PRESIDENT, ADMINISTRATION

                                                                     AND EMPLOYEE RESOURCES

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